CONSULTING AGREEMENT

Duly made and executed on this 26th day of September,2005.

CONSULTING AGREEMENT between Pluristem Life Systems Ltd., a company incorporated under the laws of the State of Israel, of MATAM Industrial Park Bldg. 20 Haifa, Israel 31905 (the “Company”) and Rose High Tech Ltd. a company incorporated under the laws of the state of Israel, of 63 Rabutzky Street Raannana Israel 43220 (the “Consulting Company”).

WHEREAS:    the Company is engaged in the field of stem cell research and commercial stem cell exploitation; and

WHEREAS:    the Company offered the Consulting Company, to provide it with Consulting Services, as such term is defined in this Agreement, all subject to the terms and conditions specified hereunder; and

WHEREAS:    the Consulting Company is willing to provide the Company with such Consulting Services, all subject to the terms and conditions specified herein; and

WHEREAS:    all services to be rendered to the Company under this Agreement are expected to be provided by the Consulting Company solely by Mr. Zemi Aberman (the “Consultant”); and

WHEREAS:    unless specified to the contrary, or unless the context otherwise implies, the Consulting Company and the Consultant shall be hereinafter referred to as the “Consultant” and shall be jointly and severally liable for any of the obligations provided under this Agreement; and

WHEREAS:    the parties desire to set their respective rights and obligations in accordance with the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises and undertakings of the parties, it is hereby agreed as follows;

1.	General Provisions

1.1.	The preamble to this Agreement forms an integral part thereof.

1.2.	Section headings are solely for the easement of reading, and shall not serve to interpret this Agreement.

2.	The Consultant Services.

2.1.	The Consultant shall during the Term of this Agreement, act as the CEO of the Company (the “Consulting Services”).

2.2.

Manner of Performance. In performing the Consulting Services, the Consultant shall use all reasonable endeavors to promote, develop and expand Company’s business. The Consultant shall devote all necessary time and attention to the performance of his duties and will work in coordination with the Company.

2.3.

In performing the Consulting Services, the Consultant shall report to the Chairman of the Board of Directors of the Company (the “Chairman”) and comply with the instructions and guidelines of the Board of Directors of the Company (the "Board").

3.	Consulting Fees and Benefits.

3.1.	As compensation for the performance of the Consulting Services, the Consultant shall be compensated as follows:

3.2.

Consulting Fees. In consideration for the Consulting Services, the Company shall pay the Consultant, Consulting Fees in the gross monthly amount of US$ 13,000 plus VAT paid in Israeli Shekels, according to the representative rate of exchange of the U.S. Dollar, published by the Bank of Israel known at the applicable payment date, per each month during the Term of this Agreement and against a duly issued invoice (the “the "Consulting Fees”). The Consulting Fees will be updated at the first anniversary of this Agreement. Subject to the issuance of the invoice as aforesaid, the Consulting Fees for each calendar month will be paid until the 5th day of the following calendar month

3.2.1.

The Consulting Fees amount described in this Section 3 shall constitute the entire and complete remuneration to which the Consultant shall be entitled in consideration for the Consulting Services, and unless specifically defined herein, the Consultant shall not be entitled to receive from the Company any additional amount whatsoever - in consideration for the Consulting Services, except for such expenses incurred by the Consultant in the framework of providing the Consulting Services to the Company that shall be reimbursed as further provided for herein. -.

3.2.2.

It is hereby declared and agreed that the amount of the Consulting Fees is based on the Parties` assessment as to the value of the services provided by the Consultant to the Company during the Term of this Agreement, and it may be altered or modified by a written mutual understanding.

3.3

It is hereby clarified, that this Agreement is concluded with the Consultaning Company, based on Mr. Zemi Aberman's special reputation and skills and, inter alia, his management experience and is based on his personal performance of the Consulting Services. Therefor, the Consulting Company may not render the Consulting Services through any other person without the Company's prior written consent.

3.4

The Consultant shall be eligible to receive, an annual bonus, in the gross sum of US$13,000 (monthly Consulting Fees) plus VAT. Such bonus will be paid within 5 days after the end of each year of engagement of the Consultant hereunder against a duly issued invoice.

3.5

The Consultant shall be entitled to receive a minimum annual bonus of three percent (3%) of the Company's Profits before tax that shall be paid within 30 days following the filing of the Company Annual Report on Form 10-K. The Board, in its sole discretion and based on the Company's accomplishments during the relevant year, may resolve to increase the percentage of the annual bonus as it may deem fit but not more than six percent (6%).

3.6	In addition the Consultant shall be eligible to receive, special funding bonuses subject to the terms set forth in Exhibit I hereto.

3.7

The Company shall provide the Consultant with a car as detailed in Appendix II hereto; the Company shall pay all actual maintenance, and operating fixed and variable, tax and insurance expenses of the car. The company will pay the tax amount that is required to keep the Consultant Fee unaffected. The Company shall not pay any tickets or fines resulting state and/or municipal traffic violations; plus

3.8	The Company shall provide the Consultant with a cellular phone. The Company shall pay all actual, maintenance and insurance expenses of the cellular phone.

3.9	The Consultant will have 24 business days for vacation per year.

3.10	The Consultant shall be granted options to purchase shares of Common Stock of Pluristem Life Systems Inc. pursuant to the allotment and vesting schedule set forth in Exhibit III hereto.

3.11

The Consultant shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred by him in connection with the performance of his duties hereunder; provided, however, that (a) such expenses have been previously approved in writing by the Chairman, according to the Company’s expense policy in effect at such time (the “Expense Policy”), (b) the Consultant has submitted, in writing, in the proper format, an expense report for the same, together with written receipts, which have been approved by the Chairman or his designee, in accordance with the Expense Policy (each, an “Expense Report”), and

(c) the Expense Report has been submitted within fifteen (15) days of the incurrence of the expenses. The company will issue a company credit card that will be used by the Consultant only for expenses approved as aforesaid. The Consultant hereby acknowledges that once reimbursement has been received for goods purchased by the Consultant on behalf of the Company, such goods shall become the sole property of the Company.

3.12	The Company undertakes to cause that the Consultant in its capacity as Office Holder of the Company, shall be covered by the Company's D&O insurance policy, as shall be in effect from time to time.

4.	Representations and Warranties of the Consultant.

The Consultant hereby represents and warrants to the Company as follows:

4.1.

Neither the execution and delivery of this Agreement nor the performance by the Consultant of his duties and other obligations hereunder violate or will violate any statute, law or regulation, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior consulting agreement, contract, or other instrument to which the Consultant is a party or by which he is bound.

4.2.

The Consultant has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Consultant enforceable against him in accordance with its terms. All required approvals and consents of the Consultant’s shareholders or Board of Directors have been properly received in order for the Consultant to execute and deliver this Agreement or perform its other obligations hereunder. No approvals or consents of any persons or entities are required for the Consultant to execute and deliver this Agreement or perform their duties and other obligations hereunder.

5.	Representations and Warranties of the Company

5.1.

The Company has the full right, power and legal capacity to enter and deliver this Agreement and to perform all its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

5.2.

Neither the execution and delivery of this Agreement nor the performance by the Company of its obligation hereunder violates or will violate any statute, law or regulation, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any agreement, contract, or other instrument to which the Company is a party or by which it is bound.

6.	Term and Termination.

6.1.	This Agreement will be in full force and effect as of September 21, 2005 until its termination pursuant to the provisions of this Agreement:

6.2.

The Agreement shall be terminated upon the death or disability of the Consultant. For purposes of this Section “disability” shall be deemed to have occurred if Consultant is unable, due to his physical or mental disease or condition, of to perform his normal duties under this Agreement for one hundred and twenty (120) consecutive days (“Disability Period”). Consultant’s return to providing Consulting Services during the Disability Period, for any number of periods of less that seven (7) consecutive business days shall not prejudice the continuation of the Disability Period.

6.3.

Each party may terminate this Agreement, with or without cause, at any time upon ninety (90) days advance written notice to the other party (herein: the “Notice Period” and “Termination Notice”, respectively). Consultant shall, during the Notice Period, continue to provide the Consulting Services to Company. To avoid any doubt, the Consultant’s entitlement to any remuneration during (or upon the expiration of) the Notice Period, under this Section 6.3, shall be subject to the Consultant’s ongoing cooperation with the Company and fulfillment of any duty reasonably required of him during such period. Nevertheless, Company retains the right, at its sole discretion, at any time within the Notice Period, to terminate, immediately and unilaterally, its contractual relationship with the Consultant without cause by giving written notice to Consultant of the Company’s election to terminate. In such event, the Company agrees to continue the payment of Consultant’s Consulting Fees until the end of the Notice Period. In the end of the Notice Period the value of the unused vacation days will be paid to the Consultant. The value per day will be the monthly Consulting Fee divided by 22. Such payment shall be made against duly issued invoice. In the event of termination of this Agreement pursuant to this Section 6.3 the consultant will be entitled in addition to the termination notice to adjustment fees equal to three (3) months Consulting Fees ("Adjustment Fees"), including the payment for the car and cellular phone as aforesaid.. The Adjustment Fees shall be paid on a month by month basis and the provisions of Section 3.4 shall apply to such payments, mutatis mutandis. Upon termination of the second year of this Agreement and each consecutive year, a sum equal to one month of Consulting Fees will be added to the Adjustment Fees. The aggregate Adjustment fees will not exceed a sum equal to Consulting Fees for nine (9) consulting months.

6.4.

Notwithstanding anything else to the contrary herein, the Company may terminate the Consultant's employment for a Cause (as defined herein) without advance notice, without derogating from any other remedy to which the Company may be entitled. A termination for “Cause” is a termination due to: (i) the Consultant's conviction of a felony deemed by the court to be of disgraceful nature; (ii) the

Consultant's material breach of the terms and conditions of this Agreement including but not limited to willful breach of his confidentiality and/or non-competition duties; (iii) the Consultant's involvement with an act which constitutes a breach of the Company’s trust including but not limited to: fraud, misappropriation, embezzlement, theft from the Company, or other acts of material dishonesty against the Company; (iv) the Consultant's disregard to lawful instructions given by the Chairman with regard to the Consultant Services; or (v) the Consultant’s willful engagement in gross misconduct materially injurious to the Company.

6.5.

It is hereby agreed that in the event of termination for Cause, Consultant’s contractual relationship shall be terminated immediately and unilaterally, and as of the occurrence of such an event of termination, Consultant shall not be entitled to the Consulting fees as provided herein.

7.	Contractual Relationship

It is hereby mutually declared and agreed that the Consultant shall at all time remain an independent contractor, and that nothing in this Agreement is to be construed as creating any agency, partnership, joint venture, or employer/employee relationship (whether between the Company and the Consultant).

It is explicitly agreed by the Parties that the aggregate amounts of the Consulting Fees and the bonuses and other compensation paid to the Consultant under this Agreement (the "Compensation") have been agreed upon between the Parties based upon the fact that the Parties are independent contractors from each other and that the Consultant bears all payments in connection with any social rights (including without limitation, vacation rights, national insurance payments, recuperation, severance payments, study funds, reimbursement of expenses or any other compensation whatsoever to which employees are entitled) under the applicable law and/or under this Agreement and that the Compensation is the full and the exclusive compensation that the Consultant is entitled to in connection with this Agreement In accordance with the above, in the event that any court or tribunal of competent jurisdiction shall determine that the Consultant is employees of the Company regardless of the explicit agreement of the Parties and that as a result thereof either of them is entitled to rights or social rights to which employees are entitled, the Parties explicitly agree that the annual salary that the Consultant should have received collectively under this Agreement shall be sixty seven percent (67%) of the average annual amount of the Consulting Fees and the annual bonuses (pursuant to Sections 3.4 and 3.5) received by the Consultant under this Agreement (the "Agreed Salary"). Therefore, upon the filing of any claim, by the Consultant, any of its shareholders, directors, officers, employees or any third party, alleging that the Consultant is employee of the Company, the Consultant shall return to the Company forthwith the Company first demand any and all amount paid to the Consultant hereunder by the Company in excess of the Agreed Salary plus interest in the annual amount of five (5) percent (the "Excess Amount") per annum Furthermore, the Company shall be entitled to set-off the Excess

Amount from any amount that the Consultant, its shareholders, directors, officers and/or employees, shall be entitled to pursuant to a resolution of any court or tribunal in that regard.

8.	Non Disclosure

8.1.

For the purposes of this Agreement “Confidential Information” shall mean information that: (i) has been created, discovered, developed by, or otherwise become known to the Company (or to any of its present or future affiliates) (including, without limitation, information created, discovered, developed by, or made known to the Consultant during the period of, or arising out of the Consultant's services to the Company) or in which property rights have been assigned or otherwise conveyed to the Company, including, but not limited to, trade secrets, processes, formulas, data, know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, and customer lists (“Proprietary Information”), and (ii) that is disclosed in furtherance of the business of the Company including, without limitation, the scope of activity in which the Company is involved, the Company’s technical, business and financial information, documentation, records, files, memoranda, reports, drawings, plans, price lists, customer lists, and the like; and (iii) that contains financial projections and forecasts concerning developments of the Company’s future business. Confidential Information shall not include information which is in, or enters the public domain otherwise than by reason of a breach of this Agreement by Consultant.

8.2.

The Consultant undertakes that during the course of his contractual relationship with the Company or at any time after termination thereof, he will: (i) maintain and take the strictest precautions to maintain the confidentiality of the Confidential Information; and, (ii) refrain from copying or disclosing the Confidential Information to any third party and (iii) use the Confidential Information solely in furtherance of the business of the Company.

8.3.

In the event of the termination of Agreement by the Consultant or by the Company for any reason, the Consultant will deliver to the Company all documents and data of any nature pertaining to his services with the Company.

8.4.	The provisions of this Section 8 shall survive the termination of this Agreement indefinitely.

8.5	The consultant will sign a confidentiality agreement and non-competition agreement as customary in the Company.

9.	Ownership of Inventions and Intellectual Property

9.1.	Consultant agrees that all the improvements, inventions, formulas, processes, techniques, know-how, and data (the “Inventions”) that

Consultant conceives or first actually uses or reduces to practice, either solely or jointly with others, whether or not outside the Company's facilities or during non-business hours, during the period of Consultant's contractual relationship with the Company, with regards to the Consulting Services, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and rights in connection with such Inventions. The Consultant hereby assigns any rights the Consultant may have, or acquire, in such Inventions, to the Company.

10.	Non Competition

10.1.

The Consultant undertakes not to engage in competition with, establish, open, or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business in competition with the business conducted by the Company or any of its affiliates (a) as currently being conducted, (b) as presently contemplated to be conducted and (c) in which the Company and/or any of its affiliates may engage in the future, in any part of the world in which such business of the Company and/or any of its affiliates is then being conducted (i) in which the Consultant is, has been, or will be directly or indirectly involved, or (ii) with respect to which the Consultant has or had any Confidential Information.

10.2	It is hereby agreed that holding of a minority interest in a publicly traded company by the Consultant shall not be deemed as engagement in competition with the Company.

10.2.	Consultant further undertakes not to:

10.2.1.	Induce any employees of or consultants to the Company to leave the employ of the Company for any reason.

10.2.2.	Solicit customers of the Company and or any suppliers thereof, for any business that is similar to or competitive with business of the Company as then being conducted.

10.3.	The undertakings in Sections 10.1 and 10.2 above shall apply to the Consultant during the term of this Agreement and twelve (12) months after the termination of the Agreement for any reason.

11.	Miscellaneous

11.1.	This Agreement shall be amended, only by a written instrument, executed by both parties.

11.2.

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.3.

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally against receipt therefor; one (1) day after delivery by facsimile; two (2) days after being sent by any overnight delivery courier; or three (3) days after being mailed registered or certified mail postage prepaid, return receipt requested to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

11.4.	The respective addresses of the parties are as set forth on the preamble of this Agreement, or as last notified by each party to the other, by registered mail.

11.5.

It is hereby agreed between the parties that the laws of the State of Israel shall govern this Agreement, and that the competent court in Haifa shall have exclusive jurisdiction over any matter arising out of, or in connection with, this Agreement.

11.6.

This Agreement constitutes the entire Agreement between the parties hereto, and supersedes all prior agreements, understandings and arrangements, oral or written, if any, between the parties hereto with respect to the subject matter hereof.

11.7.	This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement.

11.8	The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company its successors and assignees and upon the Consultant.

Consultant may not and shall not in any way directly or indirectly, assign, transfer, pledge or grant any legal right, or assign any duty or obligation, arising out of or as a result of this agreement, and this agreement shall exclusively obligate and benefit the Consultant alone.

11.9

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof and said terms conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

IN WITNESS WHEREOF the parties have executed this Agreement

Company By /s/ signed	Consultant By /s/Zami Aberman

I, the undersigned, Zami Aberman, hereby acknowledge and consent to the aforesaid in this Agreement.

/s/ Zami Aberman

EXHIBIT I

1.

During the first two years of the Term of the Consulting Agreement (the "Determining Period") the Consultant shall be entitled to receive Funding Bonuses calculated on the basis of the amounts actually raised by the Company through investments, debentures, loans or otherwise (collectively the "Financing") as follows:

1.1.	An aggregate Financing of more than U.S $5,000,000 -Funding Bonus of two percent (2%) of the total financing amount actually paid to the Company..

1.2.	An aggregate Financing of up to U.S $2,500,000 - Funding Bonus of one percent (1%) of the total financing amount actually paid to the Company

1.3.	An aggregate Financing of less than U.S $5,000,000 but greater than U.S $2,500,000 - the Funding Bonus shall be calculated as follows:

F/2,500,000

Where F= The amount actually raised in the Financing (S2,500,000<F<S5,000,000)

For example: if the aggregate Financing is equal to US$4,000,000 the Funding Bonus shall be equal to 1.6%.

1.4.

An aggregate Financing greater than U.S $5,000,000 - a Funding Bonus of two percent (2%) of the total financing amount actually paid to the Company plus a special bonus that shall be determined by the Board as it may deem fit in its sole discretion.

2. The Funding Bonuses shall be paid as follows:

2.1 1% of each Financing (the "Advance") shall be paid to the Consultant within 30 days of the Closing of the applicable transaction against a duly issued invoice. The special bonus mentioned in Section 1.4 above, if any, shall be paid within 30 days following the resolution of the Board.

2.2 Upon the earlier of: (i) the termination of the Determining Period and (ii) the raising of US$5,000,000 (the "Determining Date"), the Company shall compute the amount of the Funding Bonus due to the Consultant pursuant to the formula promulgated in Section 1 above (the "Final Bonus Amount"), and shall pay the Consultant the balance between the Final Bonus Amount and the Advance within 30 days of the Determining Date, against a duly issued invoice.

EXHIBIT II

Subaru Station B4 or an equivalent.

Exhibit III

Stock Options

[All terms not otherwise defined herein shall have the meaning ascribed to them in the Consultancy Agreement dated ______ (the "Consultancy Agreement"]

Subject to Pluristem Life Systems Inc. (the "Company") being approved as an ""Employing Company" for the purposes of, and as defined in, the Income Tax Ordinance {New Version] 1980 (the "Ordinance") the Company undertakes to take all necessary actions in order to grant the Consultant options to purchase shares of Common Stock of the Company (the "Common Share") as follows:

1.

As soon as practicable after the Consultant commences his permanent employment as CEO of Pluristem Life Systems Ltd. ("Pluristem") pursuant to the Consultancy Agreement, tThe Company shall grant the Consultant options to purchase 4,500,000 Common Shares (the "First Options") at an exercise price of 0.12$ per share. The exercise period of the First Options shall be 10 years commencing at the grant date thereof and they shall be vested over three years on a Monthly basis. The vesting period shall continue during the Notice Period and shall be extended by the actual period for which Adjustment Fess will be paid.

2.

If the Consultant shall continue to act as the CEO of Pluristem for a period of 2 years the Company shall, as soon as practicable after conclusion such period, and in any event not later than August 1, 2007, grant the Consultant additional options to purchase Common Shares (the "Additional Options") at an exercise price equal to the average close price of the Common Shares in the Over the Counter securities market in the United States during the ten trading dates prior to the date of grant thereof. The number of Common Shares purchasable pursuant to the Additional Options shall be determined by the Board based on the Consultant success in his position of CEO of the Company. The Board shall also determine the exercise period of the Additional Options and the vesting period and terms thereof.

3.

The vesting period shall be fully accelerated in any event of merger of the Company into another corporation, Change of Control (as determined under the Securities Act of 1933, and/or regulations promulgated pursuant thereto), or consummation of a financing transaction in which the amount that shall be invested in the Company shall be equal to at least US$ 10,000,000 (Ten Million US Dolalrs).

4. All other terms of the Options shall be determined in the Company's Stock Option Plan and the Option Agreement.